EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-187405) and Form S-8 (Nos. 333-42945, 333-42668, 333-96697, 333-127381, 333-130180, 333-136398, 333-143090, 333-149440, 333-150839, 333-176200, 333-183158, 333-183159 and 333-207341) of our reports dated February 23, 2016, with respect to the consolidated financial statements and schedule of St. Jude Medical, Inc., and the effectiveness of internal control over financial reporting of St. Jude Medical, Inc., included in this Annual Report (Form 10-K) for the year ended January 2, 2016.

/s/  Ernst & Young LLP
Minneapolis, Minnesota
February 23, 2016